EXHIBIT 99

Investor Inquiries	Media Inquiries
Cindy Klimstra	Gary Ross
Director, Investor Relations	Manager, Media Relations
(847) 968-0268	(847) 371-5048

CDW Announces Third Quarter Results
Company Achieves Record Sales

VERNON HILLS, Ill. - October 22, 2003, CDW Corporation (Nasdaq: CDWC) today announced record third quarter sales of $1.223 billion, an increase of 6.2 percent versus the prior year quarter. Earnings per share were $0.52, including $0.06 per share of transaction and integration costs relating to the purchase of selected U.S. assets and the Canadian operations of Micro Warehouse.

“CDW's proven strategy of offering extensive brand name products, improving efficiency, and executing well has resulted in another quarter of strong operating performance,” commented John A. Edwardson, chairman and chief executive officer. “Third quarter sales set a new record for the company, even excluding the results of the recent Micro Warehouse transaction. We also experienced a record month of September sales for both our corporate and public sector segments, also excluding the results of Micro Warehouse. Our coworkers' accomplishments demonstrate their absolute commitment to understand and meet customer needs, which enables us to repeatedly outperform the market.”

“In addition, we are encouraged by the rapid progress of the Micro Warehouse integration, reflecting the combined outstanding efforts of coworkers in every area of the company,” said Edwardson. “We completed the switch to CDW's distribution system, have trained most Micro Warehouse account managers and transitioned them to our sales system, and plan to complete integration of support functions by the end of the fourth quarter. This investment enhances our growth prospects by providing an expanded customer base, increased product offerings, and a wider geographic reach.”

Third quarter 2003 sales were $1.223 billion, representing average daily sales of $19.1 million, a 6.2 percent increase from last year. Included in the third quarter 2003 were $42.9 million of sales from Micro Warehouse, representing 3.7 percentage points of the year-over-year increase. Average daily sales of Micro Warehouse were $3.1 million for the days included in CDW's results. CDW completed the purchase of selected U.S. assets of Micro Warehouse on September 9, 2003, and completed the purchase of Micro Warehouse Canada Ltd. operations on September 23, 2003.

     •  Third quarter 2003 corporate sector sales, including Micro Warehouse, were $878.4 million. Average daily corporate sector sales were $13.7 million, representing a 1.1 percent increase over last year. Included in the third quarter 2003 corporate sector sales were $24.5 million from Micro Warehouse, representing 2.8 percentage points of the year-over-year change.

     •  Third quarter 2003 public sector sales, including Micro Warehouse, were $344.4 million. Average daily public sector sales were $5.4 million, representing a 22.2 percent increase over last year. Included in the third quarter 2003 public sector sales were $18.4 million from Micro Warehouse, representing 6.5 percentage points of the year-over-year increase.

September 2003 sales, including Micro Warehouse, were $461.5 million. Average daily September 2003 sales were $22.0 million, representing a 17.7 percent increase over last year. Included in September 2003 sales were $42.9 million of sales from Micro Warehouse, representing 10.9 percentage points of the year-over-year increase. September 2003 had 21 billing days and September 2002 had 20 billing days.

     •  September 2003 corporate sector sales, including Micro Warehouse, were $327.7 million. Average daily September 2003 corporate sector sales were $15.6 million, representing an increase of 12.3 percent. Included in September 2003 sales were $24.5 million of sales from Micro Warehouse, representing 8.4 percentage points of the year-over-year increase.

     •  September 2003 public sector sales, including Micro Warehouse, were $133.7 million. Average daily September 2003 public sector sales were $6.4 million, representing an increase of 33.3 percent. Included in September 2003 sales were $18.4 million of sales from Micro Warehouse, representing 18.3 percentage points of the year-over-year increase.

In the third quarter 2003, several product categories exceeded 8 percent growth rates including notebooks and accessories, network communication products, video, memory, and input devices. On a unit basis, notebook CPUs increased 40 percent, servers increased 28 percent, and data storage increased 24 percent. These growth rates exclude the impact of Micro Warehouse.

Gross profit margin increased to 14.4 percent this quarter from 13.6 percent in the same period of 2002. To provide meaningful comparisons to prior periods, the following non-GAAP information is being provided:

     •  As a consequence of CDW adopting Emerging Issues Task Force (“EITF”) Issue No. 02-16 in January 2003 (see footnote A), CDW recorded $17.4 million of vendor consideration as a reduction of cost of sales this quarter, which had the effect of increasing the gross profit margin by 1.4 percentage points.

     •  The inclusion of Micro Warehouse results decreased the gross profit margin by 0.2 percentage points.

     •  In the third quarter 2002, the gross profit margin was favorably impacted by 0.8 percentage points from sales of software products and related rebates associated with the Microsoft Upgrade Advantage program, which concluded in early August 2002.

     •  Excluding the effects of EITF Issue No. 02-16 and Micro Warehouse on the third quarter 2003, CDW's gross profit margin would have been 13.2 percent. Excluding the effects of sales of software products and related rebates associated with the Microsoft Upgrade Advantage program, third quarter 2002 gross profit margin would have been 12.8 percent.

Selling and administrative expenses as a percentage of sales were 8.5 percent this quarter compared to 5.9 percent in the third quarter of 2002. Expenses associated with the Micro Warehouse transaction, together with the impact of EITF Issue No. 02-16 that was implemented in January 2003, were 2.1 percent of sales. Excluding expenses associated with the Micro Warehouse transaction and the impact of EITF Issue No. 02-16, and therefore on a non-GAAP basis, selling and administrative expenses as a percentage of sales were 6.4 percent. The remaining increase from the prior year is primarily the result of continued investment in growing CDW's sales force. The non-GAAP selling and administrative expenses information is being presented to provide meaningful comparisons to prior periods.

Total expenses associated with the Micro Warehouse transaction are expected to be approximately $16 million, with $8 million in the third quarter of 2003 and approximately $8 million in the fourth quarter of 2003. These expenses are primarily comprised of severance and outplacement costs, payroll expenses for former Micro Warehouse employees performing transition services, customer satisfaction expenses, customer communications and advertising expenses, and legal and accounting advisory fees. These costs are included in the selling and administrative expenses classification.

For the fourth quarter of 2003, the company estimates sales from Micro Warehouse will be in the range of $170 to $190 million. Due to the rapid integration of Micro Warehouse coworkers and assets, the company does not plan to provide sales results for Micro Warehouse on an ongoing basis.

Edwardson concluded, “CDW's strong business model continues to perform well through the combined efforts of our coworkers. In particular, our sales force has been successful in driving market share gains by increasing our customer base. We will continue to be the best in the industry by putting our customers first.”

The company plans to release October sales on November 13, 2003.

Footnote A

On January 1, 2003, CDW adopted a new accounting pronouncement, Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor’s Products).” The income statement classification provisions of EITF 02-16 cover vendor consideration related to agreements entered into or modified after January 1, 2003. This pronouncement requires that consideration from vendors, such as advertising support funds, be accounted for as a reduction to cost of sales unless certain requirements are met showing that the funds are used for a specific program entirely funded by an individual vendor. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. CDW provides numerous advertising programs to support vendors, including catalogs, television, radio, Internet, magazine, and newspaper advertising for which the Company receives consideration. Some of these programs relate to multiple vendors, while others are performed on behalf of individual vendors for specific projects.

Forward Looking Statement

Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission. In addition, there are a number of risks associated with our recent Micro Warehouse transaction. For example, there is no guarantee that the acquisition will have the benefits that we anticipate, that we will not encounter difficulty in the integration of the acquired assets and new personnel, that we will not be exposed to unanticipated liabilities arising from the acquisition or that the acquisition will not cause disruption to our existing business.

About CDW

CDW® (Nasdaq: CDWC), ranked No. 381 on the FORTUNE 500, is a leading provider of technology solutions for businesses, government agencies and educational institutions nationwide. CDW is a principal source of technology products and services including top name brands such as APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic. CDW distributes contracts to end users for customized and standardized on-site services supplied directly by providers such as HP Services and Unisys and for training programs provided by firms such as KnowledgeNet and Productivity Point International.

CDW was founded in 1984 as a home-based business and today employs over 3,600 coworkers whose efforts generated net sales of more than $4.2 billion in 2002. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company’s award-winning CDW.com Web site, customized CDW@work™ extranets, CDWG.com Web site, and macwarehouse.com Web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with more than 100 factory-trained and A+ certified technicians on staff. Additional information can be found by visiting CDW.com.

A live Web cast of CDW’s management discussion of the third quarter will be available at www.cdw.com/investor. The Web cast will begin today, October 22, 2003 at 8:30 am EDT. An audio replay of the call will also be available at www.cdw.com/investor until October 31, 2003. Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at
investorrelations@cdw.com or by telephone at 847-419-8234.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Net sales	$1,222,785	$1,150,970	$3,315,700	$3,210,626
Cost of sales	1,046,561	993,930	2,835,630	2,786,175

Gross profit	176,224	157,040	480,070	424,451

Selling and administrative expenses	84,657	67,186	221,728	196,396
Net advertising expense	19,004	931	46,842	3,244

Income from operations	72,563	88,923	211,500	224,811

Interest income	1,573	2,188	5,671	7,239
Other expense, net	(410)	(377)	(1,250)	(1,136)

Income before income taxes	73,726	90,734	215,921	230,914
Income tax provision	29,122	35,840	85,289	91,211

Net income	$44,604	$54,894	$130,632	$139,703

Earnings per share:
Basic	$0.54	$0.65	$1.57	$1.64

Diluted	$0.52	$0.63	$1.52	$1.57

Weighted-average number of
common shares outstanding:
Basic	82,791	84,206	83,367	85,212

Diluted	85,786	87,326	86,024	88,740

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,	September 30,
	2003	2002	2002

Assets

Current assets:
Cash, cash equivalents and marketable securities	$528,965	$504,614	$468,892
Accounts receivable, net of allowance for doubtful
accounts of $10,018, $10,500 and $10,500 respectively	455,569	333,084	362,113
Merchandise inventory	189,950	150,785	126,600
Miscellaneous receivables	21,008	14,084	16,584
Deferred income taxes	11,757	11,757	9,040
Prepaid expenses	5,470	4,212	2,703

Total current assets	1,212,719	1,018,536	985,932

Property and equipment, net	62,906	64,088	63,779
Investment in and advances to joint venture	2,638	5,176	5,875
Deferred income taxes and other assets	14,683	7,864	7,543

Total assets	$1,292,946	$1,095,664	$1,063,129

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$210,478	$102,786	$121,449
Accrued expenses and other current liabilities	81,066	68,808	79,369

Total current liabilities	291,544	171,594	200,818

Shareholders' equity:
Total shareholders' equity	1,001,402	924,070	862,311

Total liabilities and shareholders' equity	$1,292,946	$1,095,664	$1,063,129

CDW CORPORATION AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(in thousands)

	Three Months Ended September 30, 2003

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$878,393	$344,392	$-	$1,222,785
Transfers between segments	340,808	-	(340,808)	-

Total net sales	$1,219,201	$344,392	$(340,808)	$1,222,785

Income from operations	$63,721	$8,842	$-	$72,563

Net interest income and
other expense				1,163

Income before income taxes				$73,726

Total assets	$1,247,215	$166,646	$(120,915)	$1,292,946

	Three Months Ended September 30, 2002

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$869,127	$281,843	$-	$1,150,970
Transfers between segments	276,359	-	(276,359)	-

Total net sales	$1,145,486	$281,843	$(276,359)	$1,150,970

Income from operations	$83,737	$5,186	$-	$88,923

Net interest income and
other expense				1,811

Income before income taxes				$90,734

Total assets	$1,007,596	$101,203	$(45,670)	$1,063,129

CDW CORPORATION AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(in thousands)

	Nine Months Ended September 30, 2003

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$2,530,166	$785,534	$-	$3,315,700
Transfers between segments	759,963	-	(759,963)	-

Total net sales	$3,290,129	$785,534	$(759,963)	$3,315,700

Income from operations	$192,827	$18,673	$-	$211,500

Net interest income and
other expense				4,421

Income before income taxes				$215,921

Total assets	$1,247,215	$166,646	$(120,915)	$1,292,946

	Nine Months Ended September 30, 2002

	Corporate	Public Sector	Eliminations	Consolidated

External customer sales	$2,553,320	$657,306	$-	$3,210,626
Transfers between segments	637,417	-	(637,417)	-

Total net sales	$3,190,737	$657,306	$(637,417)	$3,210,626

Income from operations	$212,684	$12,127	$-	$224,811

Net interest income and
other expense				6,103

Income before income taxes				$230,914

Total assets	$1,007,596	$101,203	$(45,670)	$1,063,129

CDW CORPORATION AND SUBSIDIARIES
OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Commercial customers served (1):
Current period	192,074	177,969	321,564	310,936
Trailing 12 months	371,327	363,597	371,327	363,597
% of sales to commercial customers	98.2%	97.9%	98.0%	97.4%
Number of invoices processed	1,287,675	1,273,758	3,834,742	3,737,826
Average invoice size	$989	$1,034	$917	$950
Direct web sales (000's)	$281,446	$224,351	$755,779	$614,659
Sales force, end of period	1,459	1,250	1,459	1,250
Annualized inventory turnover	25	28	22	30
Accounts receivable - days sales outstanding	34	29	38	31

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.
Note: Statistics exclude Micro Warehouse except for annualized inventory turnover and accounts receivable - days sales outstanding.